As filed with the Securities and Exchange Commission on December 2, 2014

Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CAMECO CORPORATION

(Exact name of Registrant as specified in its charter)

Canada	1090	98-0113090
(Province or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification) Code Number (if applicable))	(I.R.S. Employer Identification Number (if applicable))

Cameco Corporation

2121 – 11th Street West,

Saskatoon, Saskatchewan

Canada S7M 1J3

(306) 956-6200

(Address and telephone number of Registrant’s principal executive offices)

James Dobchuk

Cameco Inc.

One Southwest Crossing, Suite 210,

11095 Viking Drive, Eden Prairie, Minnesota 55344

(952) 941-2470

(Name, address, (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Sean A. Quinn Senior Vice-President, Chief Legal Officer and Corporate Secretary Cameco Corporation 2121 – 11th Street West, Saskatoon, Saskatchewan Canada S7M 1J3	Robert C. Lando, Esq. Osler, Hoskin & Harcourt LLP 620 Eighth Avenue – 36th Floor New York, New York 10018

Approximate date of commencement of proposed sale of the securities to the public:

From time to time after the effective date of this Registration Statement

Province of Saskatchewan, Canada

(Principal jurisdiction regulating this offering (if applicable))

It is proposed that this filing shall become effective (check appropriate box):

A. ☐	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada)

B. ☒	At some future date (check the appropriate box below):

1. ☐	pursuant to Rule 467(b) on at (designate a time not sooner than 7 calendar days after filing)

2. ☐	pursuant to Rule 467(b) on at (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on

3. ☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4. ☒	After the filing of the next amendment to this form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf short form prospectus offering procedures, check the following box.  ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price	Proposed maximum aggregate offering price(2)(3)	Amount of registration fee
Common Shares	—	—	—	—
First Preferred Shares	—	—	—	—
Second Preferred Shares	—	—	—	—
Debt Securities	—	—	—	—
Warrants	—	—	—	—
Subscription Receipts	—	—	—	—
Total	US$890,000,000	100%	US$890,000,000	US$103,418

(1)	There are being registered under this Registration Statement such indeterminate number of common shares, first preferred shares, second preferred shares, debt securities (which may include debt securities convertible into common shares of Cameco Corporation (the “Registrant”)), warrants to purchase common shares, first preferred shares, second preferred shares or debt securities of the Registrant, and subscription receipts (all of the foregoing collectively, the “Securities”) of the Registrant as shall have an aggregate initial offering price of up to US$890,000,000. Any Securities registered by this Registration Statement may be sold separately or as units with other Securities registered under this Registration Statement. The proposed maximum initial offering price per Security will be determined, from time to time, by the Registrant in connection with the sale of the Securities under this Registration Statement.
(2)	Based upon a proposed maximum aggregate offering price of Cdn$1,000,000,000 at an exchange rate of U.S.$0.8900 = Cdn$1.00, the Bank of Canada noon day exchange rate for the Canadian dollar on November 26, 2014.
(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

I-1

The information contained in this prospectus is not completed and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities.

Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the secretary of Cameco Corporation at 2121 – 11th Street West, Saskatoon, Saskatchewan S7M 1J3 (Telephone (306) 956-6200), and are also available electronically at www.sedar.com.

This short form prospectus has been filed under legislation in each of the provinces and territories of Canada that permits certain information about these securities to be determined after this short form prospectus has become final and that permits the omission from this short form prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

PRELIMINARY SHORT FORM BASE SHELF PROSPECTUS

New Issue	December 2, 2014

CAMECO CORPORATION

$1,000,000,000

COMMON SHARES

FIRST PREFERRED SHARES

SECOND PREFERRED SHARES

WARRANTS

SUBSCRIPTION RECEIPTS

DEBT SECURITIES

Cameco Corporation (“Cameco”, “us”, “we” or the “Company”) may from time to time offer common shares of the Company (“Common Shares”), first preferred shares of the Company (“First Preferred Shares”), second preferred shares of the Company (“Second Preferred Shares”), debt securities (the “Debt Securities”, which may include Debt Securities convertible into common shares of Cameco), warrants to purchase Common Shares, First Preferred Shares, Second Preferred Shares or Debt Securities (collectively, “Warrants”), or subscription receipts to purchase any of the foregoing securities (“Subscription Receipts”) (all of the foregoing collectively, the “Securities”) or any combination thereof for an aggregate offering price of up to $1,000,000,000 (or its equivalent in one or more foreign currencies or currency units) during the 25-month period that this short form base shelf prospectus (the “Prospectus”), including any amendments hereto, remains valid (this “Offering”).

This Offering is made by a foreign issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare this Prospectus in accordance with the disclosure requirements of its home country. Prospective investors should be aware that such requirements are different from those of the United States. Financial statements included or incorporated herein, if any, have been prepared in accordance with foreign generally accepted accounting principles, and may be subject to foreign auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

Prospective investors should be aware that the acquisition of the securities described herein may have tax consequences both in the United States and in the home country of the Company. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein.

The enforcement by investors of civil liabilities under the federal securities laws may be affected adversely by the fact that the Company is incorporated or organized under the laws of a foreign country, that some or all of its officers and directors may be residents of a foreign country, that some or all of the underwriters or experts named in the registration statement may be residents of a foreign country, and that all or a substantial portion of the assets of the Company and said persons may be located outside the United States.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The specific terms of any Offering of Securities will be set forth in a shelf prospectus supplement (a “Prospectus Supplement”) including, where applicable: (i) in the case of Common Shares, the number of Common Shares offered, the offering price, whether the Common Shares are being offered for cash or other consideration, and any other terms specific to the Common Shares being offered; (ii) in the case of First Preferred Shares and Second Preferred Shares, the designation of the particular class and, if applicable, series, the number of First Preferred Shares or Second Preferred Shares offered, the offering price, whether the First Preferred Shares or Second Preferred Shares are being offered for cash, the dividend rate, if any, any terms for redemption or retraction and any other terms specific to the First Preferred Shares or Second Preferred Shares being offered; (iii) in the case of Debt Securities, the specific designation, any limit on the aggregate principal amount, the currency or currency unit, the maturity, the offering price, whether the Debt Security will bear interest, the interest rate or method of determining the interest rate, any terms of redemption, any conversion or exchange rights, the initial offering price (or the manner of determination thereof if offered on a non-fixed price basis), any terms for subordination of the Debt Securities to other indebtedness and any other specific terms of the Debt Securities, whether the Debt Securities will be secured by any of the Company’s assets or guaranteed by any other person and any other terms specific to the Debt Securities being offered; (iv) in the case of Warrants, the offering price, whether the Warrants are being offered for cash, the designation, the number and the terms of the Common Shares, First Preferred Shares, Second Preferred Shares or Debt Securities purchasable upon exercise of the Warrants, any procedures that will result in the adjustment of these numbers, the exercise price, the dates and periods of exercise, the currency in which the Warrants are issued and any other terms specific to the Warrants being offered; and (v) in the case of Subscription Receipts, the number of Subscription Receipts being offered, the offering price, whether the Subscription Receipts are being offered for cash, the procedures for the exchange of the Subscription Receipts for Common Shares, First Preferred Shares, Second Preferred Shares, Debt Securities or Warrants, as the case may be, and any other terms specific to the Subscription Receipts being offered. You should read this Prospectus and any applicable Prospectus Supplement before you invest in any Securities.

This Prospectus does not qualify for issuance Debt Securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to one or more underlying interests including, for

ii

example, an equity or debt security, a statistical measure of economic or financial performance including, but not limited to, any currency, consumer price or mortgage index, or the price or value of one or more commodities, indices or other items, or any other item or formula, or any combination or basket of the foregoing items, other than as required to provide for an interest rate that is adjusted for inflation. For greater certainty, this Prospectus may qualify for issuance Debt Securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to published rates of a central banking authority or one or more financial institutions, such as a prime rate or a bankers’ acceptance rate, or to recognized market benchmark interest rates such as LIBOR, EURIBOR or a U.S. federal funds rate.

The outstanding Common Shares are listed on the Toronto Stock Exchange (the “TSX”) under the symbol “CCO” and on the New York Stock Exchange (“NYSE”) under the symbol “CCJ”. Unless otherwise specified in the applicable Prospectus Supplement, there is no market through which the First Preferred Shares, Second Preferred Shares, Debt Securities, Warrants or Subscription Receipts may be sold and purchasers may not be able to resell First Preferred Shares, Second Preferred Shares, Debt Securities, Warrants or Subscription Receipts purchased under this Prospectus. This may affect the pricing of the First Preferred Shares, Second Preferred Shares, Debt Securities, Warrants and Subscription Receipts in the secondary market, the transparency and availability of trading prices, and the liquidity of the First Preferred Shares, Second Preferred Shares, Debt Securities, Warrants and Subscription Receipts.

The Company may offer and sell Securities to or through underwriters, dealers or remarketing firms purchasing as principals, directly to one or more purchasers or through agents. The Prospectus Supplement relating to a particular Offering of Securities will identify each underwriter, dealer, remarketing firm or agent, as the case may be, engaged in connection with the Offering and sale of Securities, and will set forth the terms of the Offering of such Securities, including the method of distribution of such Securities, the proceeds to the Company, any fees, discounts or other compensation payable to underwriters, dealers, remarketing firms or agents, and any other material terms of the plan of distribution. See “Plan of Distribution”.

In connection with this Offering, the agents or underwriters may, subject to applicable law, effect transactions that stabilize or maintain the market price of the Securities at levels other than those which otherwise might prevail on the open market. Such transactions, if commenced, may be discontinued at any time. See “Plan of Distribution”.

All shelf information permitted under applicable law to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains.

Cameco’s head office and registered office is located at 2121 – 11th Street West, Saskatoon, Saskatchewan S7M 1J3.

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ABOUT THIS PROSPECTUS

In this Prospectus and in any Prospectus Supplement, references to “Cameco”, the “Company”, “we”, “us” and “our” refer to Cameco Corporation and/or, as applicable, one or more or all of its subsidiaries. In this Prospectus and in any Prospectus Supplement, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars. References in this Prospectus and in any Prospectus Supplement to “$” and “dollars” are to lawful currency of Canada, unless otherwise stated.

Unless otherwise indicated, all financial statements included and incorporated by reference in this Prospectus or included in any Prospectus Supplement are prepared and presented in accordance with international financial reporting standards as issued by the International Accounting Standards Board, as applicable to public companies in Canada, referred to as “IFRS”.

This Prospectus provides a general description of the Securities that the Company may offer. Each time the Company sells Securities under this Prospectus, a Prospectus Supplement containing the specific terms of an Offering of Securities will be delivered to purchasers of such Securities together with this Prospectus. The Prospectus Supplement may also add, update or change information contained in this Prospectus. Before investing in any Securities, you should read both this Prospectus and any applicable Prospectus Supplement together with additional information described below under “Documents Incorporated by Reference”.

You should rely only on the information contained in or incorporated by reference in this Prospectus or any applicable Prospectus Supplement. We have not authorized anyone to provide you with different or additional information. We are not making an offer of the Securities in any jurisdiction where the offer is not permitted by law. You should bear in mind that although the information contained in, or incorporated by reference in, this Prospectus is intended to be accurate as of the date hereof or the date of such documents incorporated by reference, respectively, such information may also be amended, supplemented or updated by the subsequent filing of additional documents deemed by law to be or otherwise incorporated by reference into this Prospectus and by any subsequently filed prospectus amendments.

WHERE YOU CAN FIND MORE INFORMATION

Information has been incorporated by reference in this Prospectus from documents filed with the securities commissions or similar authorities in Canada and with the Securities and Exchange Commission (the “SEC”). Copies of this Prospectus and the documents incorporated herein by reference may be obtained on request without charge from our Corporate Secretary, 2121 – 11th Street West, Saskatoon, Saskatchewan S7M 1J3 (Telephone (306) 956-6200); Attention: Corporate Secretary.

In addition to the continuous disclosure obligations under the securities laws of the provinces of Canada, we are subject to the reporting requirements of the U.S. Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”), and in accordance with the U.S. Exchange Act, we also file certain reports with and furnish other information to the SEC. Under the multijurisdictional disclosure system adopted by the United States and Canada, these reports and other information may be prepared in accordance with the disclosure requirements of Canada, which differ in certain respects from those in the United States. As a foreign private issuer, we are exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the insider reporting and short-swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, we may not be required to publish financial statements as promptly as U.S. companies.

You may read any document we file with the securities commissions and other authorities of the provinces and territories of Canada through SEDAR and any document we file with or furnish to the SEC at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Prospective investors may call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities. The SEC also maintains a website at www.sec.gov, that contains reports and other information we file with the SEC.

We are filing with the SEC under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), a registration statement on Form F-10 relating to the Securities being offered hereunder and of which this Prospectus forms a part. This Prospectus does not contain all of the information set forth in such registration statement, certain items of which are contained in the exhibits to the registration statement as permitted or required by the rules and regulations of the SEC. Items of information omitted from this Prospectus but contained in the registration statement will be available on the SEC’s website at www.sec.gov.

NOTE REGARDING FORWARD-LOOKING INFORMATION AND STATEMENTS

Certain statements in this Prospectus (and any Prospectus Supplement), including the information incorporated by reference, which are not current statements or historical facts constitute “forward-looking information” within the meaning of applicable Canadian securities laws and “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. Forward-looking information and statements involve risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by them. Sentences and phrases containing words such as “believe”, “estimate”, “anticipate”, “plan”, “will”, “intend”, “predict”, “outlook”, “goal”, “target”, “forecast”, “project”, “scheduled”, “proposed”, “expect”, “potential”, “strategy”, and the negative of any of these words, or variations of them, or comparable terminology that does not relate strictly to current or historical facts, are all indicative of forward-looking information or statements. Examples of forward-looking information and statements in this Prospectus and our most recently filed annual information form and the other documents incorporated by reference herein include, but are not limited to: our mineral resource and mineral reserve estimates; our future plans and expectations for each of our uranium operating properties, future uranium deliveries, development projects and projects under evaluation, and fuel services operating sites; our expectation that existing cash balances and operating cash flows would be sufficient to meet our anticipated 2014 capital requirements without the need for any significant additional funding; our expectation that our operating and investment activities in 2014 will not be constrained by the financial covenants in our unsecured revolving credit facility; our plan for between 0.2 million and 0.6 million packaged pounds (100% basis) in 2014 from milling Cigar Lake ore at AREVA’s McClean Lake mill; future royalty and tax payments and rates; our expectations relating to our tax dispute with the Canada Revenue Agency including our estimate of the amount and timing of expected cash taxes and transfer pricing penalties payable to the Canada Revenue Agency; and our expectations about 2014 and future global uranium supply, consumption, demand, number of operable reactors and nuclear generating capacity.

There are risk factors that could cause actual results to differ materially from the forward-looking information and statements in this Prospectus (and any Prospectus Supplement) and the information incorporated by reference. Factors that could cause such differences include, without limitation: actual sales volumes or realized prices for any of our products or services are lower than we expect for any reason, including changes in market prices or loss of market share to a competitor; we are adversely affected by changes in foreign currency exchange rates, interest rates or tax rates; production costs are higher than planned, or necessary supplies are not available, or not available on commercially reasonable terms; our estimates of production, purchases, costs, decommissioning or reclamation expenses, or our tax expense estimates, prove to be inaccurate; our forecasts relating to termination of uranium sales contracts with our customers prove to be inaccurate; we are unable to enforce our legal rights under our existing agreements, permits or licences; we are subject to litigation or arbitration that has an adverse outcome, including lack of success in our dispute with the Canada Revenue Agency; there are defects in, or challenges to, the title to our properties; our mineral reserve and resource estimates are not reliable, or we face unexpected or challenging geological, hydrological or mining conditions; we are affected by environmental, safety and regulatory risks, including increased regulatory burdens or delays; we cannot obtain or maintain necessary permits or approvals from government authorities; we are affected by political risks in a developing country where we operate; we are affected by terrorism, sabotage, blockades, civil unrest, social or political activism, accident or a deterioration in political support for, or demand for, nuclear energy; we are affected by changes in the regulation or public perception of the safety of nuclear power plants, which adversely affect the construction of new plants, the relicensing of existing plants and the demand for uranium; there are changes to government regulations or policies that adversely affect us, including tax and trade laws and policies; our uranium and conversion suppliers fail to fulfill delivery commitments; our Cigar Lake development, mining or production plans are delayed or do not succeed, including as a result of any difficulties encountered with the jet boring mining method, or freezing the deposit to meet production targets, any difficulties with the McClean Lake mill modifications or milling of Cigar Lake ore, or our inability to acquire any of the required jet boring equipment; our McArthur River development, mining or production plans are delayed or do not succeed; we are affected by natural phenomena, including inclement weather, fire, flood and earthquakes; and our operations are disrupted due to problems with our own or our customers’ facilities, the unavailability of reagents, equipment, operating parts and supplies critical to production, equipment failure, lack of tailings capacity, labour shortages, labour relations issues, strikes or lockouts, underground floods, cave-ins, ground movements, tailings dam failures, transportation disruptions or accidents or other development and operating risks.

Forward-looking information and statements are based on a number of assumptions which may prove to be incorrect, including, but not limited to, assumptions about: our expectations regarding sales and purchase volumes and prices for uranium and fuel services; our expectations about the demand for uranium, the construction of new nuclear power plants and the relicensing of existing nuclear power plants not being more adversely affected than expected by changes in regulation or in the public perception of the safety of nuclear power plants; expected production levels and production costs; the assumptions regarding market conditions upon which we have based our capital expenditure expectations; expected spot prices and realized prices for uranium; our expectations regarding tax rates and payments, foreign currency exchange rates and interest rates; our expectations about the outcome of our dispute with Canada Revenue Agency; our decommissioning and reclamation expenses; our mineral reserve and resource estimates and that the assumptions upon which they are based are reliable; geological, hydrological and other conditions at our mines; our Cigar Lake mining and production plans succeed, including the additional jet boring unit system is acquired on schedule, the jet boring mining method works as anticipated, and the deposit freezes as planned and the McClean Lake mill is able to process Cigar Lake ore as expected, including our expectation of processing of between 0.2 million and 0.6 million packaged pounds (100% basis) in 2014; our expectation that our McArthur River development, mining and production plans will succeed; our ability to continue to supply our products and services in the expected quantities and at the expected times; our ability to comply with current and future environmental, safety and other regulatory requirements, and to obtain and maintain required regulatory approvals; and our operations are not significantly disrupted as a result of political instability, nationalization, terrorism, sabotage, blockades, civil unrest, social or political activism, breakdown, natural disasters, governmental or political actions, litigation or arbitration proceedings, the unavailability of reagents, equipment, operating parts and supplies critical to production, equipment failure, labour shortages, labour relations issues, strikes or lockouts, underground floods, cave-ins, ground movements, tailings dam failures, lack of tailings capacity, transportation disruptions or accidents or other development or operating risks.

The forward-looking information and statements included in this Prospectus (and any Prospectus Supplement) and the documents incorporated by reference represent our views as of the date of such documents and should not be relied upon as representing our views as of any subsequent date. While we anticipate that subsequent events and developments may cause our views to change, we specifically disclaim any intention or obligation to update forward-looking information and statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable securities laws. Forward-looking information and statements contained in this Prospectus and the documents incorporated by reference about prospective results of operations, financial position or cash flows that are based upon assumptions about future economic conditions and courses of action are presented for the purpose of assisting our security holders in understanding management’s current views regarding those future outcomes, and may not be appropriate for other purposes.

NOTICE TO UNITED STATES INVESTORS REGARDING MINERAL RESERVES AND RESOURCES

This Prospectus, including the documents incorporated by reference herein, has been prepared in accordance with the requirements of Canadian securities laws, which differ from the requirements of United States securities laws. Unless otherwise indicated, all mineral reserve and resource estimates included or incorporated by reference in this Prospectus have been, and will be, prepared in accordance with Canadian National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum classification system. NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects.

Canadian standards, including NI 43-101, differ significantly from the requirements of the SEC, and mineral reserve and resource information contained in or incorporated by reference into this Prospectus may not be comparable to similar information disclosed by U.S. companies. In particular, and without limiting the generality of the foregoing, these documents use the terms “measured resources”, “indicated resources” and “inferred resources”. U.S. investors are advised that, while such terms are recognized and required by Canadian securities laws, the SEC does not recognize them. Under U.S. standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the mineral reserve determination is made. U.S. investors are cautioned not to assume that any part of a “measured resource” or “indicated resource” will ever be converted into a “reserve”. U.S. investors should also understand that “inferred resources” have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of “inferred resources” exists, is economically or legally mineable or will ever be upgraded to a higher category. Under Canadian rules, estimated “inferred resources” may not form the basis of feasibility or pre-feasibility studies except in rare cases. Disclosure of “contained ounces” or “contained pounds” in a mineral resource is permitted disclosure under Canadian regulations. However, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in place tonnage and grade, without reference to unit measures. The requirements of NI 43-101 for identification of “reserves” are also not the same as those of the SEC, and mineral reserves reported in compliance with NI 43-101 may not qualify as “reserves” under SEC standards. Accordingly, information concerning mineral deposits set forth herein may not be comparable with information made public by companies that report in accordance with U.S. standards.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents filed with the securities regulatory authorities in each of the provinces and territories of Canada and filed with or furnished to the SEC are specifically incorporated by reference in this Prospectus:

(a)	Annual Information Form of Cameco for the year ended December 31, 2013, dated February 27, 2014;

(b)	Consolidated Financial Statements of Cameco (the “Consolidated Financial Statements”) as at December 31, 2013, December 31, 2012 and January 1, 2012 and for the years ended December 31, 2013 and 2012 and related notes, together with the auditors’ report thereon, and Management’s Discussion and Analysis of Cameco in respect of the Consolidated Financial Statements;

(c)	Unaudited Interim Consolidated Financial Statements of Cameco as at and for the three month period ended March 31, 2014 and 2013, and related notes contained therein, and related Management’s Discussion and Analysis;

(d)	Unaudited Interim Consolidated Financial Statements of Cameco as at and for the three and six month period ended June 30, 2014 and 2013, and related notes contained therein, and related Management’s Discussion and Analysis;

(e)	Unaudited Interim Consolidated Financial Statements of Cameco as at and for the three and nine month period ended September 30, 2014 and 2013, and related notes contained therein, and related Management’s Discussion and Analysis;

(f)	Management Proxy Circular of Cameco dated April 9, 2014 in connection with the Annual Meeting of Shareholders held on May 28, 2014; and

(g)	Material Change Report dated February 7, 2014 relating to the entering into of a purchase and sale agreement among Cameco, Cameco Bruce Holdings Inc., Cameco Bruce Holdings II Inc. and BPC Generation Infrastructure Trust.

Any annual information form, annual or quarterly financial statements, annual or quarterly management’s discussion and analysis, management proxy circular, material change report (excluding confidential material change reports), business acquisition report, information circular or other disclosure documents that we file with any securities commission or similar regulatory authority in Canada subsequent to the date of this Prospectus and prior to the termination of this Offering shall be deemed to be incorporated by reference into this Prospectus. These documents are available through the internet on the System for Electronic Document Analysis and Retrieval (SEDAR) which can be accessed at www.sedar.com.

In addition, to the extent that any document or information incorporated by reference into this Prospectus pursuant to the foregoing paragraph is also included in any report that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the U.S. Exchange Act subsequent to the date of this Prospectus and prior to the termination of this Offering hereby are sold shall be deemed to be incorporated by reference as an exhibit to the registration statement of which this Prospectus forms a part. Furthermore, we may incorporate by reference into the registration statement of which this Prospectus forms a part, any report on Form 6-K furnished to the SEC, including the exhibits thereto, if and to the extent provided in such report.

Any statement contained in this Prospectus, or in any document incorporated or deemed to be incorporated by reference, shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document which it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

Upon a new annual information form being filed by the Company with and, where required, accepted by the applicable Canadian securities regulatory authorities during the term of this Prospectus, and filed with the SEC, the previous annual information form and any material change reports filed by the Company prior to the commencement of the financial year of the Company in which the new annual information form is filed shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities hereunder. Upon new audited annual financial statements and the accompanying management’s discussion and analysis being filed by the Company with the applicable Canadian securities regulatory authorities, and filed with the SEC, during the term of this Prospectus, the previous annual financial statements and accompanying management’s discussion and analysis, all interim financial statements and accompanying management’s discussion and analysis, and any business acquisition reports filed by the Company prior to the commencement of the financial year of the Company in which the new annual financial statements are filed shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus. Upon a new management proxy circular in respect of an annual meeting of shareholders being filed by the Company with the applicable Canadian securities regulatory authorities, and filed with or furnished to the SEC, during the term of this Prospectus, all previously-filed management proxy circulars shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities hereunder.

A Prospectus Supplement containing the specific terms of an Offering of Securities and other information relating to the Securities, will be delivered to purchasers of such Securities together with this Prospectus and will be deemed to be incorporated by reference into this Prospectus as of the date of such Prospectus Supplement only for the purpose of the distribution of the Securities to which the Prospectus Supplement pertains.

Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Cameco, 2121 – 11th Street West, Saskatoon, Saskatchewan S7M 1J3 (Telephone (306) 956-6200).

THE COMPANY

We are one of the world’s largest uranium producers, and in 2013 accounted for about 15% of the world’s production. We have controlling ownership of the world’s largest high-grade reserves, with ore grades up to 100 times the world average, and low-cost operations. Nuclear energy plants around the world use our uranium products to generate one of the cleanest sources of electricity available today. We are also an integrated uranium fuel supplier, offering refining, conversion and fuel manufacturing services. Finally, our ownership of NUKEM Energy GmbH (“NUKEM”) provides us with access to one of the world’s leading traders of uranium and uranium-related products.

Our articles of incorporation (“Articles”) contain provisions imposing constraints on the issue, transfer and ownership of our voting securities so as to prevent both residents and non-residents of Canada from owning or controlling more than a specified percentage of our Common Shares. See “Restrictions on Ownership and Voting” under “Description of Share Capital”.

Further particulars with respect to the Company’s business operations and ownership restrictions are contained under the headings “About Cameco”, “Operations and Development Projects” and “Investor Information – Share Capital – Ownership and Voting Restrictions” in the Company’s most recently filed annual information form and in the other documents incorporated herein by reference.

The Company’s registered and principal office is located at 2121 — 11th Street West, Saskatoon, Saskatchewan S7M 1J3.

RECENT DEVELOPMENT

During the second quarter of 2014, we arrived at a partial settlement of a dispute with a utility customer regarding damages owed under a long-term supply contract. While the contract was to remain in effect through the end of 2017, the initial settlement of $28 million related only to damages for the deliveries that were refused by the customer in 2012 and 2013. The 2014 deliveries to the customer have been made. In November 2014, the customer paid Cameco US$33.2 million to cancel the remaining 2015 to 2017 deliveries.

CONSOLIDATED CAPITALIZATION

There have been no material changes in our share and loan capital, on a consolidated basis, since the date of our most recently filed Unaudited Interim Consolidated Financial Statements as at and for the three and nine month periods ended September 30, 2014.

USE OF PROCEEDS

Specific information about the use of net proceeds from an Offering of Securities will be set forth in the Prospectus Supplement for that Offering.

EARNINGS COVERAGE RATIOS

The following consolidated earnings coverage ratios have been calculated for the twelve-month periods ended December 31, 2013 and September 30, 2014 and are derived from audited in the case of December 31, 2013 and unaudited in the case of September 30, 2014 financial information. The following earnings coverage ratios: (a) do not give effect to any issuance of Debt Securities pursuant to this Prospectus or any Prospectus Supplement, since the aggregate principal amounts and the terms of such Debt Securities are not presently known; (b) do not give effect to normal course advances, issuances and repayments of long-term debt under the Company’s revolving credit facility or commercial paper program subsequent to September 30, 2014, as applicable, since such adjustments would not materially affect the ratios; (c) do not purport to be indicative of earnings coverage ratios for any future periods; and (d) have been calculated based on IFRS.

	12-Months ended December 31, 2013	12-Months ended September 30, 2014
Interest requirements (in thousands)	$73,108	$88,170
Earnings before interest expense and taxes (in thousands)	$301,846	$143,061
Consolidated earnings coverage on long term debt	4.13 times	1.62 times

If the Company offers any Debt Securities having a term to maturity in excess of one year under this Prospectus and a Prospectus Supplement, the Prospectus Supplement will include earnings coverage ratios adjusted to reflect the issuance of such Debt Securities, the issuance of all financial liabilities, as defined in accordance with IFRS since the date of Cameco’s then most recent annual financial statements or interim financial report, and the repayment, redemption or other retirement of all financial liabilities since the date of Cameco’s then most recent annual financial statements or interim financial report and all financial liabilities to be repaid or redeemed from the proceeds to be realized from the sale of Debt Securities distributed under the Prospectus Supplement.

DESCRIPTION OF THE DEBT SECURITIES

The following description sets forth certain general terms and provisions of the Debt Securities. The Company may issue Debt Securities either separately or together with or upon the conversion of or in exchange for other Securities. The particular terms and provisions of each series of Debt Securities the Company may offer will be described in greater detail in the applicable Prospectus Supplement which may provide information that is different from this Prospectus. The Company reserves the right to include in a Prospectus Supplement specific variable terms pertaining to the Debt Securities that are not within the descriptions set forth in this Prospectus. Our Debt Securities will be issued under a U.S. indenture dated May 22, 2012 between the Company and The Bank of New York Mellon, as trustee (the “U.S. Indenture”), or under a Canadian indenture dated July 12, 1999 between the Company and CIBC Mellon Trust Company, as trustee (the “Canadian Indenture” and together with the U.S. Indenture, the “Indentures” and each an “Indenture”).

Debt Securities may also be issued under new indentures between the Company and a trustee or trustees as will be described in the applicable Prospectus Supplement for such Debt Securities. The trustees under the Indentures are sometimes referred to collectively as the “trustees”. The following summary of certain provisions of the Indentures and the Debt Securities is not meant to be complete and is subject to and qualified in its entirety by the detailed provisions of the Indentures. For more information, you should refer to the full text of the Indentures and the Debt Securities, including the definitions of certain terms not defined herein, and the applicable Prospectus Supplement. Prospective investors should rely on information in such applicable Prospectus Supplement if it is different from the following information. The Indentures have been filed as exhibits to the registration statement of which this Prospectus is a part and are available as described above under “Where You Can Find More Information”. You should read the Indentures for provisions that may be important to you.

In this summary description of the Debt Securities, unless we state otherwise or the context clearly indicates otherwise, all references to “us”, “we”, or “Cameco” mean Cameco Corporation only.

General

The Debt Securities covered by this Prospectus will be our general unsecured obligations. The Debt Securities will constitute senior debt, and will rank equally among themselves and with all of our other unsecured and unsubordinated debt. The Indentures do not limit the amount of Debt Securities that may be issued under the Indentures or other indentures to which we are or may become a party and does not limit the amount of other unsecured debt or securities that we may issue. We may issue Debt Securities under the Indentures from time to time in one or more series, each in an amount authorized prior to issuance.

The applicable Prospectus Supplement relating to any series of Debt Securities being offered will include specific terms relating to the Offering. These terms may include some or all of the following:

•	the title of the Debt Securities;

•	any limit on the aggregate principal amount of Debt Securities that may be issued;

•	the date or dates on which the principal of and any premium on the Debt Securities will be payable;

•	any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments and whether and under what circumstances any additional amounts with respect to the Debt Securities will be payable;

•	the place or places where payments on the Debt Securities will be payable;

•	any provisions for optional redemption (including upon a “change of control”) or early repayment;

•	the denominations in which the Debt Securities will be issued, if other than denominations of $1,000 and integral multiples thereof;

•	the currency or currencies of any payments to be made on the Debt Securities;

•	the portion of the principal amount of Debt Securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	the date(s), if, any, and the price(s) at which the Company is obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at a holder’s option to purchase, such series of Debt Securities and other related terms and provisions;

•	the index used to determine any payments to be made on the Debt Securities, if any;

•	in addition to those described herein, additional covenants applicable to the particular Debt Securities being issued;

•	additions to or changes in the events of default with respect to the Debt Securities and any change in the right of the trustee or the holders to declare the principal, premium and interest with respect to such Debt Securities to be due and payable;

•	whether the Debt Securities will be issued in global form and, if so, the terms of and the depositary for such global securities;

•	the terms upon which a global note may be exchanged in whole or in part for other Debt Securities;

•	any restrictions or other provisions relating to the transfer or exchange of Debt Securities;

•	the terms, if any, under which the Debt Securities are convertible into Common Shares or any other security of the Company;

•	provisions relating to covenant defeasance and legal defeasance;

•	provisions relating to the modification of the Indentures both with and without the consent of holders of Debt Securities issued under the Indentures; and

•	any other terms of the Debt Securities not prohibited by the Indentures.

One or more series of Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or more series of Debt Securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.

United States and Canadian income tax consequences and special considerations, if any, applicable to any such series of Debt Securities will be described in the applicable Prospectus Supplement.

Unless otherwise noted, the term “Debt Securities” with regard to the U.S. Indenture includes Debt Securities denominated in U.S. dollars and with regard to the Canadian Indenture, includes Debt Securities denominated in Canadian dollars.

In addition to new issues of Debt Securities, this Prospectus may be used in connection with the remarketing of outstanding Debt Securities, in which case the terms of the remarketing and of the remarketed Debt Securities will be set forth in the applicable Prospectus Supplement.

Global Securities

The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary (the “depositary”) identified in the applicable Prospectus Supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual Debt Securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any series of Debt Securities and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable Prospectus Supplement.

Governing Law

The U.S. Indenture and the Debt Securities issued thereunder shall be governed by the laws of the State of New York. The Canadian Indenture and the Debt Securities issued thereunder shall be governed by the laws of the Province of Saskatchewan and the laws of Canada applicable therein.

Certain Covenants

Negative Pledge

We will not, nor will we permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien upon any part of our or its Property, present or future, or permit to subsist, after knowledge of the existence thereof, any Lien to secure any Indebtedness except for Permitted Encumbrances without at the same time, or prior thereto, securing or causing to be secured equally and ratably with such Indebtedness all of the Debt Securities then outstanding by the same instrument or by other instruments, and providing to the trustee at such time an opinion of counsel which confirms that all of the Debt Securities then outstanding have been secured equally and ratably with such Indebtedness.

Limitation on Restricted Subsidiary Borrowing

We shall not permit the Company’s Proportionate Share of Funded Debt of Restricted Subsidiaries to equal or exceed in the aggregate fifteen percent (15%) of Shareholders’ Equity.

Events of Default

Each of the following is an “Event of Default” with respect to the Debt Securities issued under the Indentures:

•	failure to pay, when due, interest on, or additional payment amounts on the Debt Securities for 30 days subject to, in certain circumstances, applicable grace periods;

•	failure to pay principal or any premium on the Debt Securities when due subject to, in certain circumstances, applicable grace periods;

•	failure to comply with any covenant or agreement in the Debt Securities or the Indenture for 60 days after written notice by the trustee or by the holders of at least 25% of the aggregate principal amount of Debt Securities then outstanding;

•	failure by the Company or any Restricted Subsidiary to observe covenants, terms, agreements or conditions of certain other indebtedness as more fully described in the applicable Prospectus Supplement;

•	the entry of a decree or order by a court having jurisdiction in the premises adjudging the Company as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization or winding-up of the Company under the Companies’ Creditors Arrangement Act (Canada), the Bankruptcy Act (Canada) or the Winding-Up Act (Canada) or any other bankruptcy, insolvency or analogous laws, or issuing sequestration or process of execution against us or any substantial part of our Property, or appointing a receiver of the Company or of any substantial part of our Property, or ordering the winding-up or liquidation of our affairs, and the continuance of any such decree or order or appointment unstayed, undischarged and in effect for a period of 60 days from the date thereof;

•	the institution by us of proceedings to be adjudicated bankrupt or insolvent, or the consent by us to the institution of bankruptcy or insolvency proceedings against us, or the filing by us of a petition or answer or consent seeking reorganization or relief under the Companies’ Creditors Arrangement Act (Canada), the Bankruptcy Act (Canada) or the Winding-Up Act (Canada) or any other bankruptcy, insolvency or analogous laws, or the consent by us to the filing of any such petition or to the appointment of a receiver of the Company or of any substantial part of our Property, or the making by us of a general assignment for the benefit of creditors, or our admitting in writing our inability to pay our debts generally as they become due or taking of corporate action by us in furtherance of any such action; and

•	any other Events of Default described in a Prospectus Supplement.

Satisfaction and Discharge of Indentures

In addition to any additional terms relating to satisfaction and discharge set forth in the applicable Prospectus Supplement, the Company may terminate its obligations with respect to a series of Debt Securities under the Indentures if:

•	all the outstanding Debt Securities of a series have been delivered to the trustee for cancellation;

•	the Company has paid all sums it is required to pay under the respective Indenture; or

•	the Company deposits with the trustee, in trust, sufficient funds, or government securities to cover payments due on all Debt Securities of such series for principal, premium, if any, and interest and any other sums due under the applicable Indenture to the stated maturity date or a redemption date of the Debt Securities.

Definitions

Certain terms are defined in the Indentures substantially as follows:

“Acquired Restricted Subsidiary Funded Debt” means Funded Debt of a Restricted Subsidiary existing at the time of acquisition of control of such Restricted Subsidiary by the Company or any of its Subsidiaries (but, for greater certainty, shall not include Funded Debt incurred in anticipation of such acquisition of control).

“Blind River Refinery” means the uranium conversion services facility for the production of UO3 located at Blind River, Ontario.

“CBCA” means the Canada Business Corporations Act, R.S.C. 1985, c. C44, as amended from time to time.

“Cigar Lake Project” means the development, construction and operation of an underground uranium mine located at Cigar Lake, Saskatchewan.

“Company’s Proportionate Share of Funded Debt of Restricted Subsidiaries” means, in respect of Funded Debt of Restricted Subsidiaries, the portion of such Funded Debt representing the percentage of such Funded Debt which is equal to the Company’s or, as applicable, its Subsidiary’s percentage of all the ownership interests in such Restricted Subsidiaries, provided that the following shall not be included in the calculation of the Company’s Proportionate Share of Funded Debt of Restricted Subsidiaries:

(1) inter-company Funded Debt owing to the Company or one or more Restricted Subsidiaries;

(2) Acquired Restricted Subsidiary Funded Debt; and

(3) Funded Debt of a Restricted Subsidiary; provided that such Restricted Subsidiary shall have, at the time of the creation, assumption, incurrence or becoming obligated in respect of such Funded Debt, executed and delivered to the trustee, for the benefit of all Holders, a guarantee by the Restricted Subsidiary in such form as acceptable to the trustee, together with such officer’s certificates, board resolutions and legal opinions as the trustee may reasonably request.

“Consolidated Subsidiary” means, for any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or are required to have been) consolidated with the financial statements of such Person in accordance with IFRS.

“Environmental Laws” means all laws, statutes, codes, ordinances, orders, decrees, rules, regulations, guidelines, standards, judgments or instruments, in each case having the force of law, of any authority having jurisdiction relating in whole or in part to the environment or its protection.

“Funded Debt” means, as at any date and for any Restricted Subsidiary, the amount calculated as follows (determined without duplication in accordance with IFRS): (a) Indebtedness less (b) liabilities up to a maximum amount of $100 million in respect of letters of credit (or similar instruments) required under Environmental Laws for the cleanup, remediation, restoration, reclamation or decommissioning of assets or properties or similar activities where no demand or claim has been made under such letters of credit or other instruments less (c) all cash on hand and marketable securities and without duplication, cash on hand and marketable securities related to Guaranteed Indebtedness.

“Government Authority” means any nation or government, any province, state, municipality or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hedge Agreement” means any swap agreement, cap agreement, collar agreement, futures contract, forward contract or similar agreement or arrangement designed to protect against or mitigate the effect of fluctuations in interest rates, foreign exchange or prices of precious metals or other commodities. For greater certainty, sale agreements of uranium entered into in the ordinary course of business by the Company or any of its Subsidiaries shall not constitute Hedge Agreements even though such sale agreements may include certain incidental hedging features. The amount of any Indebtedness of any Person under any Hedge Agreement shall be deemed to be an amount (not less than zero) equal to the amount that such Person would be required to pay as a liquidation or termination payment under such Hedge Agreement if such Hedge Agreement were liquidated or terminated at the time of determination, giving effect to all netting arrangements between such Person and the counterparty to such Hedge Agreement that are enforceable in a bankruptcy or similar proceeding for such Person or such counterparty and under all other circumstances.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board from time to time.

“Indebtedness” means in respect of any Person, without duplication, all items of indebtedness of any such Person created, issued or assumed for any amounts borrowed and all Purchase Money Obligations which, in accordance with IFRS, would be recorded in the financial statements of such Person as at the date as of which Indebtedness is to be determined, and in any event including, to the extent not otherwise included:

(1) obligations secured by any Lien existing on Property owned by such Person subject to such Lien, whether or not the obligations secured thereby shall have been assumed; and

(2) guarantees, indemnities, endorsements (other than endorsements for collection in the ordinary course of business) or other contingent liabilities of such Person in respect of obligations of another Person or indebtedness of that other Person, but only to the extent so guaranteed, indemnified or endorsed, excluding, however, with respect to Purchase Money Obligations, obligations of any Person to pay trade accounts payable, payments in kind and accrued expenses incurred in the ordinary course of business, so long as the trade accounts payable and accrued expenses are payable within 180 days. In the case of Indebtedness of others secured by a Lien on the property of, but not assumed by, any Person, the amount of such Indebtedness shall be limited to the lesser of (i) the amount thereof and (ii) the fair market value of the affected property.

“Key Lake Mill” means a uranium mill located at Key Lake, Saskatchewan.

“Lien” means any mortgage, lien, pledge, hypothecation, assignment, charge, security interest, royalty or encumbrance of any kind created, incurred or assumed in order to secure payment of Indebtedness. For purposes of the Indentures, a Person shall be deemed to own subject to a Lien any Property that it holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property.

“McArthur River Project” means the operation of an underground uranium mine located at McArthur River, Saskatchewan.

“Non-Recourse Debt” means any Indebtedness incurred in whole or in part to finance the creation, exploration, exploitation, development, construction, operation or acquisition of assets and any increases in or extensions, renewals or refunding of any such Indebtedness, provided that the recourse of the lender thereof or any agent, trustee, receiver or other Person acting on behalf of the lender in respect of such Indebtedness or any judgment in respect thereof is limited (other than in respect of false or misleading representations or warranties) to the Property created, explored, exploited, developed, constructed, operated or acquired in respect of which such Indebtedness has been incurred and to any receivables, inventory, equipment, chattel paper, intangibles and other rights or collateral connected with the Property created, explored, exploited, developed, constructed, operated or acquired (and includes the shares of any Subsidiary of the Company whose Property in whole or in part consist of the Property referred to in this definition) and to which the lender has recourse.

“Permitted Encumbrance” means any of the following:

(1) any Lien created, incurred or assumed by the Company or any Restricted Subsidiary or otherwise in existence as of the date of the first issuance by the Company of the notes issued pursuant to the Indentures, or arising thereafter pursuant to contractual commitments entered into prior to such issuance;

(2) with respect to notes issued under the U.S. Indenture, any Lien provided to the trustee securing the notes under the U.S. Indenture;

(3) any Lien imposed by any Government Authority for taxes, assessments or charges not yet due or if due, that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or the affected Restricted Subsidiary, as the case may be, in accordance with IFRS;

(4) any carrier’s, warehousemen’s, mechanics, construction, materialmen’s, repairmen’s or other like Lien arising in the ordinary course of business provided that the obligations secured by such Lien are not overdue for a period of more than 30 days or are being contested in good faith by appropriate proceedings;

(5) any Lien securing court proceedings or judgments for an amount and for a period not resulting in an Event of Default and deposits in connection with any appeal review or contestation thereof;

(6) any Lien, trust or deposit under worker’s compensation, unemployment insurance and other similar statutory obligations;

(7) any Lien or deposit to secure the performance of bids, trade contracts (other than Indebtedness), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(8) any Lien giving security on any Property in favor of a Government Authority within or outside Canada or any political subdivision, department, agency or instrumentality thereof or any public utility to secure the performance of any covenant or obligation to or in favor of or entered into at the request of any such authorities where such security is required pursuant to any contract, statute, order or regulation;

(9) any Lien on Property of a corporation, which Lien exists at the time such corporation is merged into, or amalgamated or consolidated with the Company or a Restricted Subsidiary, provided that such Lien is in existence at the time of such merger, amalgamation, consolidation or other business combination, was not created in anticipation thereof and is confined solely to such Property;

(10) any Lien on Property prior to the acquisition thereof by the Company or a Restricted Subsidiary, provided that any such Lien was not created in anticipation thereof and is confined solely to such Property;

(11) any Lien to secure obligations under Hedge Agreements entered into in the ordinary course of business;

(12) any Lien on existing Property of a corporation when it becomes a Restricted Subsidiary;

(13) any Lien upon Property of any Restricted Subsidiary to secure Indebtedness owing by such Restricted Subsidiary to the Company or any other Subsidiary;

(14) any Lien created, incurred or assumed to secure any Purchase Money Obligation;

(15) any Lien consisting of royalties payable with respect to, and other usual grantors’/lessors’ rights on, any real property, mining claims or other mineral interest created as part of the acquisition (whether of freehold or leasehold interests) thereof or existing on the date of such acquisition;

(16) any Lien in favor of a party to a joint venture agreement, joint development agreement, co-ownership agreement, operating agreement, shareholders’ agreement or other similar agreement to which the Company or a Restricted Subsidiary is a party or in favor of any operator or similar party under any such agreement which Lien secures the obligations of the Company or a Restricted Subsidiary under such agreements, including, without limitation, any obligation of the Company or a Restricted Subsidiary to reimburse such party or such operator or other Person for the Company’s or a Restricted Subsidiary’s share of the expenses of developing or conducting operations for the recovery, storage, treatment, transportation, crushing, milling, refinement, marketing or sale of any mineral resource, including without limitation, uranium, gold, or other precious metals, to the extent that such obligations so secured relate to the joint venture that is the subject of such agreement;

(17) all rights reserved to or vested in any Government Authority by the terms of any lease, license, franchise, grant or permit held by the Company or a Restricted Subsidiary, or by any statutory provision, to distrain against or to obtain a charge on any Property of the Company or a Restricted Subsidiary in the event of failure to make any periodic payment or deposit for reclamation, decommissioning or similar expenses as a condition of the continuance of such lease, license, franchise or permit;

(18) any Lien on inventory granted in the ordinary course of business securing loans of such inventory and exchanges of such inventory (excluding any Liens securing Indebtedness) entered into in the ordinary course of business;

(19) any zoning restriction, statutory exception to title, easement, right of way, servitude, lease or other similar encumbrance or privilege in respect of real property, which does not materially detract from the value of the Company taken as a whole;

(20) any Lien created, incurred or assumed to secure any Non-Recourse Debt of the Company or a Restricted Subsidiary on any Property other than a Principal Property;

(21) any Lien on current assets (as determined in accordance with IFRS) securing any Indebtedness of the Company to any bank or banks or other financial institution or institutions incurred in the ordinary course of business and for the purpose of carrying on the same, repayable on demand or maturing within 12 months of the date when such Indebtedness is incurred or the date of any renewal, extension or replacement thereof;

(22) any Lien or right of distress reserved in or exercisable under any lease, sublease or license for rent and for compliance with the terms of such lease, sublease or license arising in the ordinary course of business and not securing any Indebtedness with respect to amounts delinquent;

(23) the extension, renewal or refinancing of any Lien permitted pursuant to the foregoing, provided that the amount secured thereby does not exceed the amount secured immediately prior to such extension, renewal or refinancing;

(24) operating leases entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(25) capital leases entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(26) any other Lien not otherwise specifically included under clauses (1) through (25) above, provided that the aggregate amount of Indebtedness secured by all Liens permitted pursuant to this provision (26) does not exceed 10% of Shareholders’ Equity.

“Permitted Subsidiary Transaction” means, in respect of any Subsidiary, any transaction of merger, consolidation, amalgamation, other business combination or reorganization of such Subsidiary with the Company or any other Subsidiary or Subsidiaries or any liquidation, winding-up or dissolution of such Subsidiary as part of any merger, consolidation, amalgamation, other business combination or reorganization with the Company or any other Subsidiary or Subsidiaries and any default in payment of, or non-payment of, or forgiveness in repayment of, any principal or interest on any Indebtedness of a Subsidiary to the Company or to another Subsidiary, and shall include the taking of steps and actions and the enforcement of remedies in respect of Indebtedness of such Subsidiary and any security or agreements in respect thereof in connection with such other business combination, consolidation, amalgamation, reorganization, liquidation, winding-up or dissolution.

“Person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization or Government Authority or any agency or political subdivision thereof.

“Port Hope Facility” means a uranium conversion services facility for the production of UF6 and UO2 located at Port Hope, Ontario.

“Principal Property” means any current or future mineral property or mining right or manufacturing or processing plant, building, structure or other facility, together with the land upon which it is erected and fixtures comprising a part thereof, in respect of the assets or investments of the Company or any Subsidiary in any of the Blind River Refinery, the Cigar Lake Project, the Key Lake Mill, the McArthur River Project, the Port Hope Facility and the Rabbit Lake Mine and shall include the shares or other securities issued by any Restricted Subsidiary as well as any claims or rights of the Company or any Restricted Subsidiary against any Restricted Subsidiary.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Money Obligation” means any monetary obligation created or assumed in connection with the acquisition, purchase, construction, development, extension or improvement of any Property (including but not limited to the purchase of any assets, equity securities or any ownership interest in any Person), together with any extensions, renewals, replacements or refundings of any such obligations, provided that: (i) any Lien securing such obligations covers only such Property; (ii) such Lien secures no more than the purchase price or other consideration paid for or the costs of construction, development, extension or improvement of such Property; and (iii) the principal amount of such obligation outstanding on the date of any such extension, renewal, replacement or refunding is not increased.

“Rabbit Lake Mine” means an underground uranium mine located at Rabbit Lake, Saskatchewan.

“Restricted Subsidiary” means any Subsidiary that owns or leases an interest in a Principal Property or invests in, lends money to, or otherwise owns or holds shares or other securities issued by, one or more Restricted Subsidiaries.

“Shareholders’ Equity” shall, with respect to the Company and its Consolidated Subsidiaries, be determined in accordance with IFRS.

“Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are directly or indirectly owned or controlled (within the meaning of the CBCA, as such statute is in effect on the date hereof) by the Company.

DESCRIPTION OF SHARE CAPITAL

Our authorized share capital consists of an unlimited number of First Preferred Shares without nominal or par value, issuable in series (none of which are outstanding); an unlimited number of Second Preferred Shares without nominal or par value, issuable in series (none of which are outstanding); an unlimited number of Common Shares without nominal or par value, of which, at December 1, 2014, 395,792,522 Common Shares were outstanding as fully paid and non-assessable shares; and one Class B Share (the “Class B Share”) which is outstanding as a fully paid and non-assessable share. In addition, as of December 1, 2014 there were stock options outstanding to acquire 8,379,972 Common Shares pursuant to our stock option plan. Our Articles contain provisions imposing restraints on the issue, transfer and ownership of our voting securities. See “Restrictions on Ownership and Voting” below. The following is a summary of the material provisions attaching to these classes of shares.

Common Shares

Subject to the limitations described below, the holders of our Common Shares are entitled to one vote per Common Share on all matters to be voted on by the shareholders at any meetings of shareholders (other than at meetings of only holders of some other class or series), and are entitled to receive such dividends as may be declared by our board of directors. The Common Shares are subordinate to the rights of the holders of each series of the First Preferred Shares and Second Preferred Shares that may be outstanding as to payment of dividends and to the distribution of assets in the event of our liquidation, dissolution or winding up or any other distribution of our assets among shareholders for the purpose of winding up our affairs. The holders of our Common Shares have no pre-emptive, redemption, purchase or conversion rights in respect of such shares. Except as described under “Restrictions on Ownership and Voting” below, non-residents of Canada who hold Common Shares have the same rights as shareholders as residents of Canada.

Class B Share

The holder of the Class B Share, the Province of Saskatchewan (the “Province”), is entitled to receive notice of and to attend all meetings of shareholders including meetings of any class or series thereof but does not have the right to vote at any such meeting other than a meeting of the holder of the Class B Share as a class. The holder of the Class B Share does not have the right to vote separately as a class, except on any proposal to: (i) amend Part I of Schedule B of the Articles; (ii) amalgamate that would affect an amendment to Part I of Schedule B of the Articles; or (iii) amend the Articles so as to alter the rights attached to the Class B Share. Part I of Schedule B of the Articles provides that (A) our registered office and head office operations must be located in the Province, (B) all of our executive officers (vice-chairman of the board, chief executive officer, chief operating officer, chief financial officer and president), except for the chairman of our board, and substantially all of our senior officers (vice presidents) must be ordinarily resident in the Province, and (C) all annual meetings of our shareholders must be held at a place in the Province. The holder of the Class B Share is entitled to request and receive information from us for the purpose of determining whether the provisions of Part I of Schedule B of the Articles are being complied with. The holder of the Class B Share does not have the right to receive any dividends declared by us. Subject to the prior rights of each series of First Preferred Shares and Second Preferred Shares, the holder of the Class B Share ranks equally with holders of our Common Shares with respect to the distribution of assets in the event of our liquidation, dissolution or winding up. The holder of the Class B Share has no pre-emptive, redemption, purchase or conversion rights in respect of such share. The Class B Share is non-transferable.

First Preferred Shares

The First Preferred Shares are issuable from time to time in one or more series and our board of directors may determine by resolution the number of shares in, and the designation, rights, privileges, restrictions and conditions attaching to, each series. The First Preferred Shares of each series will rank equally with the shares of every other series of First Preferred Shares and prior to the Second Preferred Shares, the Common Shares and the Class B Share with respect to the payment of dividends and the distribution of our assets in the event of liquidation, dissolution or winding up and may carry voting rights.

Second Preferred Shares

The Second Preferred Shares are issuable from time to time in one or more series and our board of directors may determine by resolution the number of shares in, and the designation, rights, privileges, restrictions and conditions attaching to, each series. The Second Preferred Shares of each series will rank equally with the shares of every other series of Second Preferred Shares and prior to the Common Shares and the Class B Share with respect to the payment of dividends and the distributions of our assets in the event of liquidation, dissolution or winding up and may carry voting rights.

Restrictions on Ownership and Voting

Limits on the Holdings of Residents and Non-Residents of Canada

The Articles, pursuant to the requirements of the Eldorado Nuclear Limited Reorganization and Divestiture Act (Canada), as amended (the “ENL Reorganization Act”), contain provisions imposing constraints on the issue, transfer and ownership, including joint ownership, of our voting securities so as to prevent both residents and non-residents of Canada from owning or controlling more than a specified percentage of voting securities. The constraints affect our Common Shares.

Specifically, no resident of Canada, alone or together with associates, may hold, beneficially own or control, directly or indirectly, other than by way of security only or for purposes of distribution by an underwriter, voting securities to which are attached more than 25% of the votes that may ordinarily be cast to elect our directors. Similarly, no non-resident of Canada, alone or together with associates, may hold, beneficially own or control, directly or indirectly, other than by way of security only or for purposes of distribution by an underwriter, voting securities to which are attached more than 15% of the votes that may ordinarily be cast to elect our directors. Further, the votes attaching to our securities held, beneficially owned or controlled, directly or indirectly, by all non-residents of Canada together, and cast at any meeting of our shareholders will be counted or pro-rated so as to limit the counting of those votes to not more than 25% of the total number of votes cast by the shareholders at that meeting. In certain years, including in 2014, we have limited the counting of votes cast by non-residents of Canada at our annual shareholder meeting to abide by this restriction, which resulted in non-residents of Canada receiving less than one vote per share.

Enforcement

In order to give effect to such constraints, the Articles contain provisions for the enforcement of the restrictions relating to ownership and voting by residents and non-residents of Canada described above, including provisions for suspension of voting rights, forfeiture of dividends and other distributions to shareholders, prohibitions against the issue and transfer of securities and suspension of all remaining shareholders’ rights.

The provisions allow us to require holders, proposed transferees or other subscribers for voting securities and certain other persons to furnish shareholder declarations as to residence, ownership of voting securities and certain other matters relative to the enforcement of the restrictions. We are precluded from issuing or registering a transfer of any voting securities where a contravention of the resident or non-resident ownership restrictions would result.

If and when we have reason to believe, whether through shareholder declarations filed with us or our books and records or those of our registrar and transfer agent or otherwise, that voting securities are held by a shareholder in contravention of the resident or non-resident ownership restrictions, we have the power to suspend all rights of the shareholder in respect of all securities held, other than the right to transfer them, not earlier than 30 days after first sending of notice to the shareholder, unless the voting securities so held have been disposed of by the shareholder and we have been so advised.

Other Restrictions

The ENL Reorganization Act places certain other restrictions on us, including prohibition against applying for continuance in another jurisdiction and a prohibition against our enacting articles of incorporation or by-laws containing provisions inconsistent with the provisions included in the ENL Reorganization Act. The ENL Reorganization Act provides that the Articles must contain restrictions on us including a prohibition against our creating restricted shares (generally a participating share containing restrictive voting rights) and the requirement that we maintain our registered office and head office operations within the Province.

The Saskatchewan Mining Development Corporation Reorganization Act also requires us to maintain our registered office and head office operations (generally all executive, corporate planning, senior management, administrative and general management functions) within the Province.

DESCRIPTION OF WARRANTS

The Company may issue Warrants to purchase Common Shares, First Preferred Shares, Second Preferred Shares or Debt Securities. Warrants may be offered separately or together with other Securities and may be attached to or separate from any other Securities. Unless the applicable Prospectus Supplement otherwise indicates, each series of Warrants will be issued under a separate warrant indenture to be entered into between the Company and one or more banks or trust companies acting as Warrant agent. The Warrant agent will act solely as the agent of the Company and will not assume a relationship of agency with any holders of Warrant certificates or beneficial owners of Warrants. The applicable Prospectus Supplement will include details of the warrant indentures, if any, governing the Warrants being offered. The specific terms of the Warrants, and the extent to which the general terms described in this section apply to those Warrants, will be set out in the applicable Prospectus Supplement.

The Prospectus Supplement relating to any Warrants the Company offers will describe the Warrants and the specific terms relating to the Offering. The description will include, where applicable:

•	the designation and aggregate number of Warrants;

•	the price at which the Warrants will be offered;

•	the currency or currencies in which the Warrants will be offered;

•	the date on which the right to exercise the Warrants will commence and the date on which the right will expire;

•	the designation, number and terms of the Common Shares, First Preferred Shares, Second Preferred Shares or Debt Securities, as applicable, that may be purchased upon exercise of the Warrants, and the procedures that will result in the adjustment of those numbers;

•	the exercise price of the Warrants;

•	the designation and terms of the Securities, if any, with which the Warrants will be offered, and the number of Warrants that will be offered with each Security;

•	if the Warrants are issued as a unit with another Security, the date, if any, on and after which the Warrants and the other Security will be separately transferable;

•	any minimum or maximum amount of Warrants that may be exercised at any one time;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the Warrants;

•	whether the Warrants will be subject to redemption or call and, if so, the terms of such redemption or call provisions;

•	material United States and Canadian federal income tax consequences of owning the Warrants; and

•	any other material terms or conditions of the Warrants.

Warrant certificates will be exchangeable for new Warrant certificates of different denominations at the office indicated in the Prospectus Supplement. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the securities subject to the Warrants. The Company may amend the warrant indenture(s) and the Warrants, without the consent of the holders of the Warrants, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision or in any other manner that will not prejudice the rights of the holders of outstanding Warrants, as a group.

DESCRIPTION OF SUBSCRIPTION RECEIPTS

The Company may issue Subscription Receipts, separately or together with Common Shares, First Preferred Shares, Second Preferred Shares, Debt Securities or Warrants, as the case may be. The Subscription Receipts will be issued under a subscription receipt agreement. The applicable Prospectus Supplement will include details of the subscription receipt agreement covering the Subscription Receipts being offered, including the Securities which may be acquired pursuant to the Subscription Receipts. A copy of the subscription receipt agreement relating to an Offering of Subscription Receipts will be filed by the Company with securities regulatory authorities in Canada and the United States after it has been entered into by the Company. The specific terms of the Subscription Receipts will be set forth in the applicable Prospectus Supplement. This description will include, where applicable:

•	the number of Subscription Receipts;

•	the number of Common Shares, First Preferred Shares, Second Preferred Shares or Warrants that may be exchanged upon exercise of each Subscription Receipt;

•	the dates or periods during which the Subscription Receipts may be exchanged into Common Shares, First Preferred Shares, Second Preferred Shares, Debt Securities or Warrants;

•	the price at which the Subscription Receipts will be offered and whether the price is payable in instalments;

•	conditions to the exchange of Subscription Receipts into Common Shares, First Preferred Shares, Second Preferred Shares, Debt Securities or Warrants, as the case may be, and the consequences of such conditions not being satisfied;

•	the procedures for the exchange of the Subscription Receipts into Common Shares, First Preferred Shares, Second Preferred Shares, Debt Securities or Warrants;

•	the aggregate principal amount, currency or currencies, denominations and terms of the series of Debt Securities that may be exchanged upon exercise of each Subscription Receipt;

•	the designation and terms of any other Securities with which the Subscription Receipts will be offered, if any, and the number of subscription receipts that will be offered with each Security;

•	terms applicable to the gross or net proceeds from the sale of the Subscription Receipts plus any interest earned thereon;

•	material United States and Canadian federal income tax consequences of owning the Subscription Receipts;

•	any other rights, privileges, restrictions and conditions attaching to the Subscription Receipts; and

•	any other material terms and conditions of the Subscription Receipts.

Subscription Receipt certificates will be exchangeable for new Subscription Receipt certificates of different denominations at the office indicated in the Prospectus Supplement. Prior to the exchange of their Subscription Receipts, holders of Subscription Receipts will not have any of the rights of holders of the securities subject to the Subscription Receipts.

Under the subscription receipt agreement, a Canadian purchaser of Subscription Receipts will have a contractual right of rescission following the issuance of Common Shares, First Preferred Shares, Second Preferred Shares, Debt Securities or Warrants, as the case may be, to such purchaser, entitling the purchaser to receive the amount paid for the Subscription Receipts upon surrender of the Common Shares, First Preferred Shares, Second Preferred Shares, Debt Securities or Warrants, as the case may be, if this Prospectus, the applicable Prospectus Supplement, and any amendment thereto, contains a misrepresentation, provided such remedy for rescission is exercised within 180 days of the date the Subscription Receipts are issued. This right of rescission does not extend to holders of Subscription Receipts who acquire such Subscription Receipts from an initial purchaser, on the open market or otherwise, or to initial purchasers who acquire Subscription Receipts in the United States.

PLAN OF DISTRIBUTION

The Company may sell Securities: (a) to or through underwriters, dealers, selling agents or remarketing firms purchasing as principal or as agent; (b) directly to one or more purchasers, including sales occurring upon the exercise of warrants or conversion or exchange rights attaching to convertible or exchangeable securities held by the purchaser; (c) through a combination of any of these methods of sale. Securities may be sold from time to time in one or more transactions at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices to be negotiated with purchasers, either for cash or for other consideration.

The Prospectus Supplement relating to each Offering of Securities will identify each underwriter, dealer, remarketing firm or agent, as the case may be, and will also set forth the terms of that Offering, including the purchase price of such Securities, the proceeds to the Company and any underwriters’, dealers’, remarketing firms’ or agents’ fees, commissions or other items constituting underwriters’ or agents’ compensation. Only underwriters, dealers, remarketing firms or agents so named in the applicable Prospectus Supplement are deemed to be underwriters, dealers, remarketing firms or agents, as the case may be, in connection with the Securities offered thereby.

In connection with the sale of the Securities, underwriters, dealers or remarketing firms may receive compensation from the Company in the form of commissions, concessions or discounts. Any such commissions may be paid out of the general funds of the Company or the proceeds of the sale of the Securities.

Under agreements which may be entered into by the Company, underwriters, dealers, remarketing firms and agents who participate in the distribution of Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under securities legislation, or to contribution with respect to payments which such underwriters or agents may be required to make in respect thereof.

In connection with any Offering of Securities, the underwriters, dealers, remarketing firms or agents who participate in the distribution of Securities may over-allot or effect transactions which stabilize or maintain the price of the Securities at a higher level than that which might exist in the open market. Such transactions may be commenced, interrupted or discontinued at any time.

PRIOR SALES

During the 12 month period before the date of this Prospectus, the Company issued Common Shares or securities convertible into Common Shares as follows:

Date	Number of Securities Issued	Issue/Exercise Price ($)	Reason for Issuance
December 4, 2013	2,100	$19.37	Option Exercise

December 5, 2013	600	$19.37	Option Exercise

December 13, 2013	210	$19.37	Option Exercise

December 17, 2013	400	$19.37	Option Exercise

December 20, 2013	1,000	$21.14	Option Exercise

December 24, 2013	240	$21.14	Option Exercise

December 27, 2013	1,200	$19.37	Option Exercise

December 27, 2013	700	$21.14	Option Exercise

January 2, 2014	1,370	$19.37	Option Exercise

January 3, 2014	1,260	$19.37	Option Exercise

January 3, 2014	500	$21.14	Option Exercise

January 7, 2014	1,000	$19.37	Option Exercise

January 21, 2014	3,200	$19.37	Option Exercise

January 27, 2014	120,000	$19.37	Option Exercise

January 27, 2014	714	$21.14	Option Exercise

January 28, 2014	900	$19.37	Option Exercise

January 28, 2014	500	$21.14	Option Exercise

January 31, 2014	270	$21.14	Option Exercise

February 3, 2014	8,700	$19.37	Option Exercise

February 4, 2014	358	$19.37	Option Exercise

February 4, 2014	2,480	$21.14	Option Exercise

February 5, 2014	7,500	$19.37	Option Exercise

February 6, 2014	1,650	$19.37	Option Exercise

February 18, 2014	2,260	$19.37	Option Exercise

February 18, 2014	520	$21.14	Option Exercise

February 19, 2014	160	$19.37	Option Exercise

February 20, 2014	270	$21.14	Option Exercise

February 21, 2014	2,000	$19.37	Option Exercise

February 21,2014	160	$21.14	Option Exercise

February 24, 2014	1,560	$19.37	Option Exercise

Date	Number of Securities Issued	Issue/Exercise Price ($)	Reason for Issuance

February 26, 2014	480	$19.37	Option Exercise

February 27, 2014	1,500	$19.37	Option Exercise

February 27, 2014	900	$21.14	Option Exercise

February 28, 2014	2,290	$19.37	Option Exercise

February 28, 2014	1,770	$21.14	Option Exercise

March 3, 2014	9,785	$19.37	Option Exercise

March 3, 2014	3,160	$21.14	Option Exercise

March 3, 2014	765,146	$26.81	Option Grant

March 4, 2014	9,040	$19.37	Option Exercise

March 4, 2014	3,015	$21.14	Option Exercise

March 5, 2014	5,220	$19.37	Option Exercise

March 5, 2014	160	$21.14	Option Exercise

March 6, 2014	8,120	$19.37	Option Exercise

March 6, 2014	4,762	$21.14	Option Exercise

March 6, 2014	6,430	$22.00	Option Exercise

March 7, 2014	480	$19.37	Option Exercise

March 7, 2014	3,473	$21.14	Option Exercise

March 7, 2014	2,590	$22.00	Option Exercise

March 10, 2014	5,240	$19.37	Option Exercise

March 10, 2014	1,180	$21.14	Option Exercise

March 10, 2014	1,590	$22.00	Option Exercise

March 11, 2014	800	$19.37	Option Exercise

March 11, 2014	1,760	$21.14	Option Exercise

March 11, 2014	910	$22.00	Option Exercise

March 12, 2014	3,060	$19.37	Option Exercise

March 12, 2014	1,710	$21.14	Option Exercise

March 12, 2014	950	$22.00	Option Exercise

March 13, 2014	4,360	$19.37	Option Exercise

March 13, 2014	360	$21.14	Option Exercise

March 13, 2014	1,070	$22.00	Option Exercise

March 14, 2014	1,350	$19.37	Option Exercise

March 14, 2014	160	$21.14	Option Exercise

March 14, 2014	210	$22.00	Option Exercise

Date	Number of Securities Issued	Issue/Exercise Price ($)	Reason for Issuance

March 17, 2014	3,130	$19.37	Option Exercise

March 17, 2014	210	$21.14	Option Exercise

March 17, 2014	210	$22.00	Option Exercise

March 18, 2014	7,680	$19.37	Option Exercise

March 18, 2014	1,730	$21.14	Option Exercise

March 18, 2014	1,620	$22.00	Option Exercise

March 19, 2014	3,300	$15.79	Option Exercise

March 19, 2014	578	$21.14	Option Exercise

March 19, 2014	500	$22.00	Option Exercise

March 20, 2014	320	$19.37	Option Exercise

March 20, 2014	600	$22.00	Option Exercise

March 21, 2014	1,950	$19.37	Option Exercise

March 21, 2014	160	$21.14	Option Exercise

March 21, 2014	600	$22.00	Option Exercise

March 24, 2014	210	$21.14	Option Exercise

March 24, 2014	210	$22.00	Option Exercise

March 25, 2014	2,580	$19.37	Option Exercise

March 26, 2014	420	$19.37	Option Exercise

March 26, 2014	560	$21.14	Option Exercise

March 26, 2014	480	$22.00	Option Exercise

March 27, 2014	480	$19.37	Option Exercise

March 28, 2014	570	$19.37	Option Exercise

March 28, 2014	160	$21.14	Option Exercise

March 28, 2014	160	$22.00	Option Exercise

April 2, 2014	160	$22.00	Option Exercise

April 3, 2014	480	$19.37	Option Exercise

April 4, 2014	480	$19.37	Option Exercise

April 4, 2014	4,603	$22.00	Option Exercise

April 7, 2014	210	$21.14	Option Exercise

April 7, 2014	210	$22.00	Option Exercise

April 8, 2014	160	$22.00	Option Exercise

April 9, 2014	630	$19.37	Option Exercise

April 9, 2014	934	$21.14	Option Exercise

Date	Number of Securities Issued	Issue/Exercise Price ($)	Reason for Issuance

April 9, 2014	510	$22.00	Option Exercise

April 22, 2014	630	$19.37	Option Exercise

May 5, 2014	320	$19.37	Option Exercise

May 9, 2014	210	$21.14	Option Exercise

May 9, 2014	160	$22.00	Option Exercise

May 12, 2014	480	$19.37	Option Exercise

May 15, 2014	300	$21.14	Option Exercise

May 15, 2014	300	$22.00	Option Exercise

May 23, 2014	1,800	$19.37	Option Exercise

June 2, 2014	480	$19.37	Option Exercise

June 26, 2014	12,900	$19.37	Option Exercise

July 4, 2014	2,130	$19.37	Option Exercise

July 7, 2014	630	$19.37	Option Exercise

July 10, 2014	320	$19.37	Option Exercise

July 24, 2014	880	$19.37	Option Exercise

July 29, 2014	3,140	$21.14	Option Exercise

July 29, 2014	1,200	$22.00	Option Exercise

August 8, 2014	900	$19.37	Option Exercise

August 11, 2014	2,700	$19.37	Option Exercise

August 12, 2014	900	$19.37	Option Exercise

August 15, 2014	900	$19.37	Option Exercise

August 22, 2014	1,000	$21.14	Option Exercise

November 14, 2014	1,000	$19.37	Option Exercise

TRADING PRICE AND VOLUME

Our Common Shares are listed and posted for trading on the TSX under the symbol “CCO” and on the NYSE under the symbol “CCJ”. The following table sets forth the reported high and low closing sale prices and the average daily volume of trading of our common shares on the TSX during the 12 months preceding the date of this Prospectus.

TSX
Date	High ($)	Low ($)	Volume
2014

December (through December 1)	20.73	20.73	1,555,122

November	22.23	18.60	1,287,571

October	19.75	17.85	1,080,862

September	21.64	19.69	878,132

August	22.54	20.81	859,315

July	22.98	20.42	1,024,050

June	21.61	20.52	794,637

May	22.58	20.75	1,002,424

April	26.88	23.27	1,303,084

March	27.61	25.25	1,296,375

February	26.81	22.41	1,645,705

January	25.32	21.19	1,453,730

2013

December	22.31	21.32	1,015,806

RISK FACTORS

Prospective purchasers of Securities should consider carefully the risk factors contained in and incorporated by reference in this Prospectus (including subsequently filed documents incorporated by reference), including the risk factors section contained in the Company’s most recently filed annual information form and the Company’s most recently filed annual management’s discussion and analysis as well as any risk factors discussed in any quarterly management’s discussion and analysis for the current year, and those described in a Prospectus Supplement relating to a specific Offering of Securities.

Discussions of certain risks affecting the Company in connection with its business are provided in the Company’s annual disclosure documents filed with the various securities regulatory authorities which are incorporated by reference in this Prospectus.

CERTAIN INCOME TAX CONSEQUENCES

The applicable Prospectus Supplement may describe certain Canadian federal income tax consequences to an investor who is a non-resident of Canada of acquiring any Securities offered thereunder, including whether the payments of distributions on the Securities will be subject to Canadian non-resident withholding tax.

The applicable Prospectus Supplement may also describe certain material United States federal income tax consequences of the acquisition, ownership and disposition of any Securities offered under this Prospectus by initial investors in the United States.

LEGAL MATTERS

Unless otherwise specified in the Prospectus Supplement relating to the Securities, certain legal matters relating to the issue and sale of the Securities will be passed upon on behalf of the Company by Osler, Hoskin & Harcourt LLP. At the date hereof, partners and associates of Osler, Hoskin & Harcourt LLP own beneficially, directly or indirectly, less than 1% of any outstanding class of securities of the Company.

INTERESTS OF EXPERTS

The technical and scientific disclosure relating to McArthur River described in this Prospectus or incorporated into this Prospectus by reference has been prepared under the supervision of David Bronkhorst, P. Eng., Alain G. Mainville, P. Geo., Gregory M. Murdock, P. Eng., and Leslie D. Yesnik, P. Eng., has been included in reliance on the expertise of such individuals, and is based on the project’s technical report: McArthur River Operation. Northern Saskatchewan, Canada, dated November 2, 2012 (effective August 31, 2012), except for some updates that reflect developments since the technical report was published. Each of these individuals is our employee. The technical report was prepared in accordance with NI 43-101 by or under the supervision of four Cameco qualified persons, within the meaning of NI 43-101.

The technical and scientific disclosure relating to Inkai described in this Prospectus or incorporated into this Prospectus by reference has been prepared under the supervision of Ken Gullen, P. Eng., Alain G. Mainville, P. Geo and Lawrence Reimann, P. Eng., has been included in reliance on the expertise of such individuals, and is based on the project’s technical report: Inkai Operation, South Kazakhstan Oblast, Republic of Kazakhstan, dated March 31, 2010 (effective December 31, 2009), except for some updates that reflect developments since the technical report was published. Each of these individuals is our employee. The technical report was prepared in accordance with NI 43-101 by or under the supervision of two Cameco qualified persons within the meaning of NI 43-101.

All technical and scientific disclosure relating to Cigar Lake described in this Prospectus or incorporated into this Prospectus by reference has been prepared under the supervision of C. Scott Bishop, P. Eng., Alain G. Mainville, P. Geo. and Eric Paulsen, P. Eng., Pr.Eng., has been included in reliance on the expertise of such individuals, and is based on the project’s technical report: Cigar Lake Project, Northern Saskatchewan, Canada, dated February 24, 2012 (effective December 31, 2011), except for some updates that reflect developments since the technical report was published. Each of these individuals is our employee. The technical report was prepared in accordance with NI 43-101, by or under the supervision of four Cameco qualified persons within the meaning of NI 43-101.

Each of the individuals referenced above is a qualified person as such term is defined in NI 43-101.

None of the persons referenced above received or will receive a direct or indirect interest in our property or in the property of any of our associates or affiliates. As at the date hereof, each of the persons referenced above beneficially own, directly or indirectly, less than 1% of any outstanding class of our securities.

AUDITORS

The auditors of Cameco are KPMG LLP, River Centre, 500, 475 – 2nd Avenue South, Saskatoon, SK S7K 1P4. The consolidated financial statements of Cameco have been incorporated by reference in this Prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been filed with the SEC as part of the registration statement of which this Prospectus forms a part: the documents referred to in “Documents Incorporated by Reference”; the consent of the auditors; the consents of the applicable engineers and geologists; powers of attorney of the directors and officers of the Company; the U.S. Indenture and the Canadian Indenture. A copy of the form of any other debt indenture will be filed by post-effective amendment or by incorporation by reference to documents filed or furnished with the SEC under the U.S. Exchange Act.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Indemnification

Under the Canada Business Corporations Act (the “CBCA”), a corporation may indemnify a present or former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity. A corporation may not indemnify an individual unless the individual (a) acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation’s request and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. The indemnification may be made in connection with an action by or on behalf of the corporation or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual’s association with the corporation or other entity as described above, only with court approval and provided the individual fulfills the conditions set out in clauses (a) and (b) above. The aforementioned individuals are entitled to indemnification from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described above if the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual described above ought to have done and provided the individual fulfills the conditions set out in clauses (a) and (b) above. A corporation may advance moneys to an individual described above for the costs, charges and expenses of a proceeding described above; however, the individual shall repay the moneys if the individual does not fulfill the conditions set out in clauses (a) and (b) above.

To the fullest extent permitted by the CBCA or otherwise by law, Bylaw No. 7 of the Registrant provides that the Registrant shall indemnify a director or officer of the Registrant, a former director or officer of the Registrant, an individual who acts or acted at the Registrant’s request as a director or officer or in a similar capacity of another entity, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal, administrative, investigative or other proceeding in which such individual is involved because of that association with the Registrant or other entity, provided:

(a)	the individual acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Registrant’s request; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

The Registrant shall, to the fullest extent permitted by law, advance moneys to a director, officer or other individual referred to above for the costs, charges and expenses of such proceedings; provided the individual shall repay the moneys advanced if the individual does not fulfill the conditions of indemnifications set forth in (a) and (b) above.

Bylaw No. 7 of the Registrant further provides that the above described indemnification provisions shall be an amplification of and in addition to, and not by way of limitation of or substitution for, any rights, immunities or protection conferred upon any director, officer or other person by any statute, law, matter or thing whatsoever.

The Registrant maintains policies of insurance for its directors and officers and those of its subsidiaries. In aggregate the policy limit under current policies is US$150 million, of which US$50 million is available solely for reimbursement to directors and officers. Corporate reimbursement coverage is subject to a US$2.5 million deductible for each claim.

Insofar as indemnification for liabilities arising under the U.S. Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission (the “Commission”) such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXHIBITS

The following exhibits have been filed as part of this registration statement.

Exhibit Number	Description

4.1	Annual Information Form of the Registrant for the year ended December 31, 2013, dated February 27, 2014 (incorporated by reference to Exhibit 99.1 to the Registrant’s annual report on Form 40-F (Commission File No. 1-14228) filed with the Commission on February 27, 2014).

4.2	Consolidated Financial Statements of the Registrant as at December 31, 2013, December 31, 2012 and January 1, 2012 and for the years ended December 31, 2013 and 2012 and related notes, together with the auditors’ report thereon (incorporated by reference to Exhibit 99.2 to the Registrant’s annual report on Form 40-F (Commission File No. 1-14228) filed with the Commission on February 27, 2014) and Management’s Discussion and Analysis of the Registrant in respect of the Consolidated Financial Statements (incorporated by reference to Exhibit 99.3 to the Registrant’s annual report on Form 40-F (Commission File No. 1-14228) filed with the Commission on February 27, 2014).

4.3	Management Proxy Circular of the Registrant dated April 9, 2014 in connection with the Annual Meeting of Shareholders held on May 28, 2014 (incorporated by reference to Exhibit 99.2 to the Registrant’s report on Form 6-K (Commission File No. 1-14228) furnished to the Commission on April 9, 2014).

4.4	Unaudited Interim Consolidated Financial Statements of Cameco as at and for the three months ended March 31, 2014 and 2013 and related notes contained therein, and Management’s Discussion and Analysis (incorporated by reference to Cameco’s Form 6-K (Commission File No. 1-14228) furnished to the Commission on April 29, 2014).

4.5	Unaudited Interim Consolidated Financial Statements of Cameco as at and for the three and six month periods ended June 30, 2014 and 2013 and related notes contained therein, and Management’s Discussion and Analysis (incorporated by reference to Cameco’s Form 6-K (Commission File No. 1-14228) furnished to the Commission on July 31, 2014).

4.6	Unaudited Interim Consolidated Financial Statements of Cameco as at and for the three and nine month periods ended September 30, 2014 and 2013 and related notes contained therein, and Management’s Discussion and Analysis (incorporated by reference to Cameco’s Form 6-K (Commission File No. 1-14228) furnished to the Commission on October 29, 2014).

5.1	Consent of KPMG LLP.*

5.2	Consent of David Bronkhorst, P. Eng.*

5.3	Consent of Alain G. Mainville, P. Geo.*

5.4	Consent of Gregory M. Murdock, P. Eng.*

5.5	Consent of Leslie D. Yesnik, P. Eng.*

5.6	Consent of Lawrence Reimann, P. Eng.*

5.7	Consent of Eric Paulsen, P. Eng., Pr.Eng.*

5.8	Consent of C. Scott Bishop, P. Eng.*

5.9	Consent of Ken Gullen, P. Eng.*

6.1	Powers of Attorney (included in Part III of this Registration Statement).*

7.1	Trust Indenture dated July 12, 1999 between the Registrant and CIBC Mellon Trust Company, as trustee (incorporated by reference to Exhibit 7.1 to the Registrant’s registration statement on Form F-10 (Commission File No. 333-181577) filed with the Commission on May 22, 2012).

7.2	Trust Indenture dated May 22, 2012 between the Registrant and The Bank of New York Mellon, as trustee (incorporated by reference to Exhibit 7.2 to the Registrant’s registration statement on Form F-10 (Commission File No. 333-181577) filed with the Commission on May 22, 2012).

7.3	Statement of Eligibility of The Bank of New York Mellon on Form T-1.*

*	Filed herewith

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.	Undertaking.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2.	Consent to Service of Process.

Concurrently with the filing of this Registration Statement on Form F-10, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X. In addition, concurrently with the filing of this Registration Statement, CIBC Mellon Trust Company, as trustee of the Canadian Indenture, is filing with the Commission a written irrevocable consent and power of attorney on Form F-X. Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this registration statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Saskatoon, Province of Saskatchewan, Country of Canada, on the 2nd day of December, 2014.

CAMECO CORPORATION

By:	/s/ Tim Gitzel
Name:	Tim Gitzel
Title:	President and Chief Executive Officer

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POWERS OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Tim Gitzel and Grant Isaac his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (unless revoked in writing) to sign this Registration Statement on Form F-10 to which this power of attorney is attached for purposes of registering the Securities of the Registrant, and any and all amendments thereto (including post-effective amendments thereto), and all registration statements filed pursuant to Rule 429 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting to such attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as full to all intents and purposes as he lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated, on the 2nd day of December, 2014.

/s/ Tim Gitzel	President and Chief Executive Officer and Director (Principal Executive Officer)
Tim Gitzel

/s/ Grant Isaac	Senior Vice-President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Grant Isaac

/s/ Ian Bruce	Director
Ian Bruce

/s/ Daniel Camus	Director
Daniel Camus

/s/ John Clappison	Director
John Clappison

/s/ Joe Colvin	Director
Joe Colvin

/s/ James Curtiss	Director
James Curtiss

/s/ Donald Deranger	Director
Donald Deranger

/s/ Catherine Gignac	Director
Catherine Gignac

/s/ James Gowans	Director
James Gowans

/s/ Nancy Hopkins	Director
Nancy Hopkins

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/s/ Anne McLellan	Director
Anne McLellan

/s/ Neil McMillan	Director
Neil McMillan

/s/ Victor Zaleschuk	Director
Victor Zaleschuk

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AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of the Registrant in the United States, in the City of Eden Prairie, State of Minnesota, on December 2, 2014.

/s/ James Dobchuk
Name: James Dobchuk
Title: Authorized Representative

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EXHIBIT INDEX

Exhibit Number	Description

4.1	Annual Information Form of the Registrant for the year ended December 31, 2013, dated February 27, 2014 (incorporated by reference to Exhibit 99.1 to the Registrant’s annual report on Form 40-F (Commission File No. 1-14228) filed with the Commission on February 27, 2014).

4.2	Consolidated Financial Statements of the Registrant as at December 31, 2013, December 31, 2012 and January 1, 2012 and for the years ended December 31, 2013 and 2012 and related notes, together with the auditors’ report thereon (incorporated by reference to Exhibit 99.2 to the Registrant’s annual report on Form 40-F (Commission File No. 1-14228) filed with the Commission on February 27, 2014) and Management’s Discussion and Analysis of the Registrant in respect of the Consolidated Financial Statements (incorporated by reference to Exhibit 99.3 to the Registrant’s annual report on Form 40-F (Commission File No. 1-14228) filed with the Commission on February 27, 2014).

4.3	Management Proxy Circular of the Registrant dated April 9, 2014 in connection with the Annual Meeting of Shareholders held on May 28, 2014 (incorporated by reference to Exhibit 99.2 to the Registrant’s report on Form 6-K (Commission File No. 1-14228) furnished to the Commission on April 9, 2014).

4.4	Unaudited Interim Consolidated Financial Statements of Cameco as at and for the three months ended March 31, 2014 and 2013 and related notes contained therein, and Management’s Discussion and Analysis (incorporated by reference to Cameco’s Form 6-K (Commission File No. 1-14228) furnished to the Commission on April 29, 2014).

4.5	Unaudited Interim Consolidated Financial Statements of Cameco as at and for the three and six month periods ended June 30, 2014 and 2013 and related notes contained therein, and Management’s Discussion and Analysis (incorporated by reference to Cameco’s Form 6-K (Commission File No. 1-14228) furnished to the Commission on July 31, 2014).

4.6	Unaudited Interim Consolidated Financial Statements of Cameco as at and for the three and nine month periods ended September 30, 2014 and 2013 and related notes contained therein, and Management’s Discussion and Analysis (incorporated by reference to Cameco’s Form 6-K (Commission File No. 1-14228) furnished to the Commission on October 29, 2014).

5.1	Consent of KPMG LLP.*

5.2	Consent of David Bronkhorst, P. Eng.*

5.3	Consent of Alain G. Mainville, P. Geo.*

5.4	Consent of Gregory M. Murdock, P. Eng.*

5.5	Consent of Leslie D. Yesnik, P. Eng.*

5.6	Consent of Lawrence Reimann, P. Eng.*

5.7	Consent of Eric Paulsen, P. Eng., Pr. Eng.*

5.8	Consent of C. Scott Bishop, P. Eng.*

5.9	Consent of Ken Gullen, P. Eng.*

6.1	Powers of Attorney (included in Part III of this Registration Statement).*

7.1	Trust Indenture dated July 12, 1999 between the Registrant and CIBC Mellon Trust Company, as trustee (incorporated by reference to Exhibit 7.1 to the Registrant’s registration statement on Form F-10 (Commission File No. 333-181577) filed with the Commission on May 22, 2012).

7.2	Trust Indenture dated May 22, 2012 between the Registrant and The Bank of New York Mellon, as trustee (incorporated by reference to Exhibit 7.2 to the Registrant’s registration statement on Form F-10 (Commission File No. 333-181577) filed with the Commission on May 22, 2012).

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7.3	Statement of Eligibility of The Bank of New York Mellon on Form T-1.*

*	Filed herewith

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